Exhibit 4.3

PPG INDUSTRIES, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated November 3, 2016

to

Indenture

Dated as of March 18, 2008

SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 3, 2016, between PPG INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.

R E C I T A L S

WHEREAS, the Company executed and delivered an indenture dated as of March 18, 2008 (the “Indenture”) between the Company and the Trustee (formerly known as The Bank of New York Trust Company, N.A.);

WHEREAS, the Company executed and delivered a first supplemental indenture dated as of March 18, 2008 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a second supplemental indenture dated as of November 12, 2010 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a third supplemental indenture dated as of August 3, 2012 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a fourth supplemental indenture dated as of November 12, 2014 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a fifth supplemental indenture dated as of March 13, 2015 between the Company and the Trustee;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to add, among other things, covenants and agreements of the Company to be observed thereafter for the protection of the Holders of all or any series of Securities and to establish the terms of any series of Securities;

WHEREAS, the Company desires to issue two series of Securities, the €300,000,000 0.000% Notes due 2019 (the “2019 Notes”) and the €600,000,000 0.875% Notes due 2025 (the “2025 Notes” and together with the 2019 Notes, the “Notes”); and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

TERMS AND CONDITIONS

Section 1.01. Terms and Conditions. The terms and characteristics of the 2019 Notes and the 2025 Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 3.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture):

(1)	the titles of the 2019 Notes and the 2025 Notes shall be “€300,000,000 0.000% Notes due 2019” and “€600,000,000 0.875% Notes due 2025,” respectively; the CUSIP number and ISIN number for the 2019 Notes are 693506BL0 and XS1405766467, respectively; and the CUSIP number and ISIN number for the 2025 Notes are 693506BM8 and XS1405769487, respectively;

(2)	the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be limited to €300,000,000 for the 2019 Notes and €600,000,000 for the 2025 Notes; provided, however, that such authorized aggregate principal amount may from time to time be increased above such amount by an Establishment Action to such effect;

(3)	not applicable;

(4)	the dates on which the principal shall be payable on the 2019 Notes and the 2025 Notes shall be November 3, 2019 and November 3, 2025, respectively;

(5)	the 2019 Notes and 2025 Notes shall bear interest at the rates of 0.000% and 0.0875% per annum, respectively. Interest shall accrue from the original issue date of the Notes. The Interest Payment Date on which such interest on the Notes will be payable shall be November 3 of each year, commencing on November 3, 2017. The regular record date for the determination of Holders to whom interest is payable on any such Interest Payment Date shall be October 19 (whether or not a business day) immediately preceding such Interest Payment Date;

(6)	the principal of and any premium or interest on any Notes shall be payable at the office or agency of the Company maintained for that purpose at the Corporate Trust Office of The Bank of New York Mellon, London Branch, as London paying agent (the “London Paying Agent”), pursuant to the Paying Agency Agreement entered into in respect of the Notes (the “Paying Agency Agreement”), dated November 3, 2016, between the Company and the London Paying Agent. The London Paying Agent is currently located at One Canada Square, London E14 5AL, United Kingdom;

(7)	Prior to October 3, 2019 (the date that is one month prior to the scheduled maturity date of the 2019 Notes), the 2019 Notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the 2019 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest thereon discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 10 basis points, plus accrued interest thereon to the date of redemption.

On or after October 3, 2019 (the date that is one month prior to the scheduled maturity date of the 2019 Notes), the Company may redeem some or all of the 2019 Notes, in whole or in part, at the Company’s option, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2019 Notes to be redeemed, plus accrued interest thereon to the date of redemption. The Company shall calculate the redemption price.

Prior to August 3, 2025 (the date that is three months prior to the scheduled maturity date of the 2025 Notes), the 2025 Notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest thereon discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points, plus accrued interest thereon to the date of redemption.

On or after August 3, 2025 (the date that is three months prior to the scheduled maturity date of the 2025 Notes), the Company may redeem some or all of the 2025 Notes, in whole or in part, at the Company’s option, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued interest thereon to the date of redemption. The Company shall calculate the redemption price.

“Comparable Government Bond Rate” means, with respect to any redemption date for each series of Notes, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, with respect to each series of Notes, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each series of Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed (or otherwise transmitted in accordance with procedures of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear” and together with Clearstream, the “Depositary”) at least 30 days but not more than 60 days before the redemption date to each Holder of the series of Notes to be redeemed.

Unless the Company defaults in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

If less than all of any series of Notes are to be redeemed, the Notes of the series to be redeemed shall be selected in accordance with applicable depositary procedures.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after October 27, 2016, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, the Company will become obligated to pay additional amounts (as described below in Section 1.01(18)) with respect to the Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Notes on not less than 15 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest (including any additional amounts) on those Notes to, but not including, the date fixed for redemption;

(8)	not applicable;

(9)	the Notes shall be issuable in minimum denominations of €100,000, and integral multiples of €1,000 in excess thereof;

(10)	All payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in euro. Any outstanding payments of principal or interest due pursuant to this Indenture will be payable in euro and will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as determined by the Company in its sole discretion.

If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes, the Indenture or this Supplemental Indenture. In no event, shall the Trustee be responsible for obtaining any foreign currency rate or otherwise effecting any conversions;

(11)	not applicable;

(12)	not applicable;

(13)	not applicable;

(14)	the Notes shall be subject to Sections 13.02 (Defeasance) and 13.03 (Covenant Defeasance) of the Indenture;

(15)	(a) the Notes shall be issued in the form of one or more Global Securities; (b) the Depositary for such Global Securities shall be Clearstream and Euroclear; and (c) the procedures with respect to transfer and exchange of Global Securities shall be as set forth in the Indenture;

(16)	not applicable;

(17)

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed (or otherwise transmitted in accordance with the

Depositary’s procedures) to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or otherwise transmitted in accordance with the Depositary’s procedures) (a “Change of Control Payment Date”). The notice shall, if mailed (or otherwise transmitted in accordance with the Depositary’s procedures) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, to the extent lawful:

(A)    accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(B)    deposit with the London Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(C)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions herein by virtue of any such conflict.

“Change of Control” shall mean the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any Person, other than the Company or one of the Company’s Subsidiaries; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (v) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (i) was a member of such Board of Directors on the date the Notes were issued or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control. The Trustee shall have no duty or responsibility to monitor any ratings on the Notes.

“S&P” means Standard & Poor’s Ratings Services LLC, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person;

(18)	Any Add-On Securities to the Notes shall be fungible with the previously outstanding Notes for U.S. federal income tax purposes or be issued under a different CUSIP number.

The Company will, subject to the exceptions and limitations set forth below, make payment as additional interest on the Notes of either series, of such additional amounts as are necessary in order that the net amount of the principal of and interest on the Notes received by a beneficial owner who is not a “United States person” (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount that would have been received by such beneficial owner if such tax had not been withheld or deducted; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(A)     to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder or beneficial owner if the Holder or beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

1.     being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

2.     having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

3.     being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax; or

4.     being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision;

(B)     to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(C)     to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(D).     to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(E)     to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(F)     to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(G)     to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if the Holder or beneficial owner would have been able to avoid such withholding by presenting the Note (where presentation is required) to another available paying agent;

(H)    to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(I)    to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(J)    to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(K)    in the case of any combination of items (A), (B), (C), (D), (E), (F), (G), (H), (I) and (J).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided here, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Section 1.01(18), the term “United States” means the United States of America, the states of the United States, the District of Columbia, and any political subdivision thereof, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

ARTICLE II

MISCELLANEOUS

Section 2.01. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.04. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 2.06. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07. Successors and Assigns. All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 2.08. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only subject to the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 2.09. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.10. Counterparts. This Supplemental Indenture may be executed in any number of separate counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 2.11. FATCA. In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Indenture and Notes in effect from time to time (“Applicable Law”) that a non-U.S. financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to provide to the Trustee and any paying agent sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee and any paying agent can determine whether any of them has tax related obligations under Applicable Law, (ii) that the Trustee and any paying agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee and any paying agent shall not have any liability and (iii) to indemnify and hold harmless the Trustee and any paying agent for any losses any of them may suffer due to the actions it takes to comply with Applicable Law. Subsection (iii) shall survive the termination of the Indenture, payment in full of the Notes, and the resignation or removal of the Trustee and any paying agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

PPG INDUSTRIES, INC.

By:	/s/ Frank S. Sklarsky
	Name:	Frank S. Sklarsky
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President